EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Intercontinental Exchange, Inc. pertaining to the shelf registration of Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants, Purchase Contracts and Units and the incorporation by reference therein of our report dated March 24, 2023, with respect to the consolidated financial statements of Bakkt Holdings Inc. included in Intercontinental Exchange, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 1, 2024